AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES                     EXHIBIT 11
                    CALCULATION OF EARNINGS (LOSS) PER SHARE
                     (000's Omitted, except per share data)

                               For the Nine Months Ended  For the Quarter Ended
                                           September 30,     September 30,
                                           1996     1995     1996     1995
CALCULATION OF PRIMARY EARNINGS
  PER SHARE
  Earnings for primary earnings
   per share .........................  $15,019   10,893    5,329    3,806
 Average number of shares
   outstanding .......................   11,978   10,090   12,927   10,116

  Dilutive effect of stock options
   and warrants after application
    of treasury stock method .........      606      240      713      294
  Average number of common shares
   and common equivalents
    outstanding ......................   12,584   10,330   13,637   10,410
Primary earnings per share ...........     1.19     1.05      .39      .37
CALCULATION OF FULLY DILUTED
  EARNINGS PER SHARE
Net earnings .........................  $15,019   10,893    5,329    3,806
  Add back interest expenses
  on subordinated debentures .........      819      -        819      -
  Earnings for fully diluted
   earnings per share ................  $15,838    10,893   6,147    3,806
  Shares used in calculating
   primary earnings per share ........   12,584   10,330   13,637   10,410
  Shares resulting from assumed
   conversion of subordinated
   debentures ........................    1,108        -     3,301      -
  Additional dilutive effect of
   stock options and warrants after
    application of treasury stock
     method ..........................       63       48        1      -
  Average number of common shares
   outstanding on a fully diluted
    basis ............................   13,755   10,378   16,939   10,410
Fully diluted earnings per share .....  $  1.15     1.05      .36      .37
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